AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

DATED: December 19, 2018

GAB AI INC.

700 North State Street

Clark Summit, PA. 18411

(650) 477-5525

https://gab.ai

Up to 2,000,000 shares of our Class A Common Stock (the “Class A Shares”), par value $0.0001 per share, at a price of $5.00 per share. The minimum investment is $250.00 (50 Class A Shares).

SEE “SECURITIES BEING

OFFERED” AT PAGE 25

GAB AI Inc. is offering a maximum of 2,000,000 Class A Shares on a “best efforts” basis without a minimum investment target. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by us in our sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. Following the offering, the Company shall be subject to the reporting requirements pursuant to Rule 257(b).

Subscription amounts shall be held in escrow by Prime Trust, our escrow agent, until the applicable closing.

We are engaging in a concurrent offering under Regulation CF to sell GAB Tokens at $4.00 per share, which is less than the price at which we are selling Class A Shares in this offering, which will result in dilution of your investment. See- Risk Factors - Terms of our concurrent Regulation CF Offering will, and terms of subsequent financings may, adversely impact your investment.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

	Price to Public	Underwriting discount and commissions (1)	Proceeds to issuer (2)
Per share:	$5.00	$0.00	$5.00
Total Maximum:	$10,000,000	$0.00	$10,000,000

(1)	Gab does not intend to use commissioned sales agents or underwriters.

(2)	Does not include expenses of the offering, including, but not limited to, costs of blue sky compliance, or costs of posting offering information on StartEngine.com, marketing expenses and legal and accounting fees, which offering expenses are estimated to be $330,458 if this offering is fully subscribed. See “Plan of Distribution”.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

There is currently no trading market for our Class A Shares.

These are speculative securities. Investing in our Class A Shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5

Sales of these securities will commence within 90 days of the qualification of this Offering.

The Company shall file periodic reports as required pursuant to Rule 257(b).

We are following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the term “Gab,” “the company,” “us” and “we,” refers to GAB AI Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

The Summary highlights information contained elsewhere and does not contain all the information that you should consider in making your investment decision. Before investing in our Class A Shares, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Gab AI Inc. is a social networking platform that offers telecommunications and social networking services, namely, providing live-streaming of video, online chat rooms, and electronic bulletin boards for the transmission of messages among users in the field of general interest. We empower creators, support free speech and defend the free flow of information online. As of December 13, 2018, approximately 835,000 persons have registered on our platform from around the world. See “Our Business”.

The Offering

We are offering up to 2,000,000 Class A Shares for $5.00 per share.

The proceeds of this offering will be used primarily for further development of our technology platform, including, but not limited to, the launch of new services.

The minimum investment is $250.00 (50 Class A Shares).

Rights and Preferences of the Class A Shares

The holders of Class A Shares, together with the holders of our Class B Non-Voting Common Stock designated as “GAB Tokens”, will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, the holders of Class A Shares, together with the holders of our GAB Tokens, are entitled to share ratably in all assets that are legally available for distribution. The holders of Class A Shares shall grant a voting proxy to our Chief Executive Officer, that will limit their ability to vote their Class A Shares until the occurrence of events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen. See “Securities Being Offered.”

As of the date of this Offering Circular, Andrew Torba, our sole officer and director, owns over 84% of the shares of our issued and outstanding Common Stock, and controls approximately 85% of our voting power. See “Risk Factors - A majority of our Common Stock is owned by our CEO.”

Use of Proceeds

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Class A Shares we are offering. All amounts listed below are estimates. See “Use of Proceeds”.

	25%	50%	75%	100%
R&D and Production	$500,000	$1,000,000	$1,000,000	$1,500,000
Marketing	$300,000	$1,500,000	$2,500,000	$3,500,000
Working Capital	$1,396,135	$2,182,271	$3,668,406	$4,654,542
TOTAL	$2,196,135	$4,682,271	$7,168,406	$9,654,542

RISK FACTORS

Investing in our shares involves risk. In evaluating the company and an investment in our Class A Shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our Class A Shares . The following is a summary of the risk factors that we currently believe make this offering speculative or substantially risky. We are still subject to all the same risks faced by all companies in our industry, and to which all such companies in the economy are exposed. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

If we cannot raise sufficient funds, we may not succeed.

We are offering Class A Shares in the amount of up to $10,000,000 in this offering, but may sell much less. Even if the maximum amount is raised, we may need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive. If we do not sell all of the Class A Shares we are offering, we may have to find other sources of funding in order to develop our business.

This Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

The Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

We have a limited operating history and have yet to earn a substantial profit or substantial operating revenue, which makes it difficult to accurately evaluate our business prospects.

We have limited assets, a limited operating history, and minimal operating revenue to date.  We are still working on developing various features of our platform. Thus, our proposed business is subject to all the risks inherent in new business ventures. The likelihood of success must be considered in light of the expenses, complications, and delays frequently encountered with the start-up of new businesses and the competitive environment in which start-up companies operate.

Terms of our concurrent Regulation CF Offering will, and terms of subsequent financings may, adversely impact your investment.

We are engaging in a concurrent offering under Regulation CF to sell GAB Tokens at $4.00 per share, which is less than the price at which we are selling Class A Shares in this offering, which will result in dilution of your investment. In addition, even if we are successful in this Offering and our concurrent Regulation CF Offering, we may need to engage in common equity, debt, preferred stock or token financings in the future. Your rights and the value of your investment in the Class A Shares could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock or preferred tokens could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock or preferred tokens could be more advantageous to those investors than to the holders of Class A Shares. In addition, if we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Class A Shares which we sell could be sold into any market which develops, which could adversely affect the market price of Class A Shares.

Risks of borrowing.

We may have to seek loans from financial institutions. Typical loan agreements might contain restrictive covenants which may impair our operating flexibility. A default under any loan agreement could result in a charging order that would have a material adverse effect on our business, results of operations or financial condition.

The regulatory regime governing blockchain technologies, cryptocurrencies, GAB Tokens and coin offerings is uncertain, and new regulations or policies may materially adversely affect us.

We are concurrently engaging in a Regulation CF offering of GAB Tokens, which are ERC-20 smart contracts. The regulation of tokens (including GAB Tokens), token offerings, cryptocurrencies, blockchain technologies, and cryptocurrency exchanges currently is undeveloped and likely to rapidly evolve, varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future, adopt laws, regulations, guidance, or other actions, related to token offerings and cryptocurrencies. Failure by us or the holders of GAB Tokens to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines on us.

As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies have begun to take interest in, and in some cases, regulate, their use and operation. In the case of virtual currencies, state regulators like the New York Department of Financial Services have created new regulatory frameworks. Others, as in Texas, have published guidance on how their existing regulatory regimes apply to virtual currencies. Some states, like New Hampshire, North Carolina, and Washington, have amended their state's statutes to include virtual currencies into existing licensing regimes. Treatment of virtual currencies continues to evolve under federal law as well. The Department of the Treasury, the Securities Exchange Commission, and the Commodity Futures Trading Commission (“CFTC”), for example, have published guidance on the treatment of virtual currencies. The IRS released guidance treating virtual currency as property that is not currency for US federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification. Both federal and state agencies have instituted enforcement actions against those violating their interpretation of existing laws.

The Class A Shares may be subject to registration under the Exchange Act if we have assets above $10 million and more than 2,000 holders of Class A Shares, which would increase our costs and require substantial attention from management.

Companies with total assets above $10 million and more than 2,000 holders of record of its equity securities, or 500 holders of record of its equity securities who are not accredited investors, at the end of their fiscal year, must register that class of equity securities with the SEC under the Exchange Act. The Company could trigger this requirement as a result of the Offerings and be required to register the Class A Shares with the SEC under the Exchange Act, which would be a laborious and expensive process. Furthermore, if such registration takes place, the Company will have materially higher compliance and reporting costs going forward.

If we are unable to satisfy data protection, security, privacy, and other government- and industry-specific requirements, our growth could be harmed.

There are a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises could harm our reputation, erode user confidence in the effectiveness of our security measures, negatively impact our ability to attract new users, or cause existing users to stop using our Platform.

We are subject to the risk of possibly becoming an investment company under the Investment Company Act.

The Investment Company Act regulates certain companies that invest in, hold or trade securities. Because a portion of our assets consist of cryptocurrencies, such as Ether (“ETH”) and BitCoin (“BTC”), if ETH or BTC are deemed to be securities, we run the risk of inadvertently becoming an investment company, which would require us to register under the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, leverage, management, capital structure, dividends and transactions with affiliates. In addition, we may structure transactions in a less advantageous manner than if we were not subject to such Investment Company Act risks, or we may avoid otherwise economically desirable transactions due to this risk. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our holdings, could result in us inadvertently becoming an investment company. If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC. If it were established that we were an investment company, it would have a material adverse effect on our business and financial operations and our ability to continue as a going concern. To avoid becoming and registering as an investment company under the Investment Company Act, we intend to monitor the value of our securities holdings and exchange any cryptocurrencies or cryptosecurities into US dollars prior to such time as the value of those assets exceeds 35% of the Company’s total assets.

It may be illegal now, or in the future, to acquire, own, hold, sell or use BTC, ETH, or other cryptocurrencies, participate in the blockchain or utilize similar digital assets in one or more countries.

Although currently BTC, ETH, and other cryptocurrencies, the blockchain and digital assets generally are not regulated or are lightly regulated in most countries, including the United States, one or more countries may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these digital assets. Our failure to comply with existing or future regulations, including federal securities laws that apply to GAB Tokens or our subsequent sale of tokens, including transfers on trading platforms that may be operating without compliance with applicable federal securities laws, could result in an enforcement action against us by the SEC, the criminal liability of our principals or civil liabilities being imposed against us, which could result in our requirement to pay substantial penalties or damages, or otherwise have a material adverse effect on our business.

Our financial statements include a going concern note.

Our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, and/or to obtain additional capital financing from our investors and/or third parties. No assurance can be given that we will be successful in these efforts. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time.

Product improvements.

In order to compete, we need to rapidly make updates to and enhance our product offerings as the market demands. The development of such updates and enhancements to our platform will require capital funding, expertise of management and time and effort in order to be successful. It is possible that one or more of these contemplated updates or enhancements may never be developed or released. Even if successfully developed and released, such updates or enhancements may not be successful and may not result in an increase in revenue.

Government regulation, legislation, and censorship.

We are subject to local and international laws and regulations. Changes in current or future regulation or legislation could significantly increase the cost of operation, or even preclude it. An increase in government censorship of the internet could have a negative impact on our business.

We depend on certain third party providers, including web hosting providers and payment processors, which have the right to terminate their services at any time. We have recently experienced service terminations which have adversely effected our business, and have experienced difficulties finding alternative providers. We could experience additional service disruptions in the future and may have difficulty finding alternative providers.

We rely on third-party service providers to operate our business, including, third party hosting services and payment processors which may terminate services at any time. Any interruption, downtime or cancelation of such third-party services, could have a negative impact on our ability to operate our business. We previously relied on Microsoft Azure as our hosting platform, however on September 30, 2018, we mutually agreed to terminate our hosting contract with Microsoft, after Microsoft demanded that we remove first amendment protected speech or face service termination. We previously relied on Stripe to provide us with payment processing services.  Stripe terminated their relationship with us after it alleged that we did not meet Stripe’s standards for preventing adult content from being sold on the platform, although we do not allow adult content to be sold on our platform.

Although we were able to secure alternative hosting and payment platforms, on October 28, 2018, as a result of certain postings on our platform related to the shooting in a Pittsburg Synagogue, our hosting platforms terminated our service agreements.   Although we were able to secure a new hosting platform from Sibyl, our website was down for six days. See - Our Business – Material Contracts.  As a result of the same incident, on October 27, 2018 and November 7, 2018, two of our payment processors terminated their services with us, and we have still been unable to secure a new payment processor, and have had to rely on receiving subscription fees in the form of checks and money orders from our customers, which has resulted in a 90% decline in payments for our subscription services. If we are unable to secure a new payment processor, or if any future payment processor terminates our service agreement, it would have a material adverse effect on our business. The inability to secure and maintain webhosting platforms and payment processing, could lead to downtime of our website and applications and impact our ability to collect subscription fees from our customers, either of which could harm relationships with our customers and materially adversely affect our business, prospects and operating results. Unless we become completely independent of third-party services, we remain subject to the risk that third-party providers will be unable to meet our needs.  We have a plan to establish our own hosting platform, to mitigate potential downtime from the cancellation of services from third party hosting platforms, however, we may be unable to do so at prices or costs that are favorable to us.

Breaches of our systems.

Any breach of our systems, databases, or other information may have a significant legal and monetary impact on our business and reputation.

App store rejections.

We have been repeatedly rejected from Apple’s App Store for what they deem to be “objectionable content.” We were removed from Google’s Play Store for what they deem to be “hate speech.” We have also faced problems in the past with our previous domain registrar for “hate speech” and were forced to move to a new domain registrar. The impact of these actions by third-parties has had an impact on our ability to grow our community and business. While our application may be manually downloaded to Android mobile devices, the additional steps required to manually download an application makes it more difficult to acquire customers. In addition, manual download of our application is currently not available on IOS mobile devices. Therefore, customers that desire to access our platform on IOS devices, must use their mobile web browser which is currently less user friendly than a mobile application. If we are unable to get our application on the Google Play Store or the Apple Store, it could have a negative impact on our ability to grow our business and user base. Further if our current domain name registrar were to refuse to continue to maintain our domain name and we are unable to locate an alternative registrar, we would be unable to operate our website.

We depend on certain key personnel and must attract and retain additional talent.

Our future success depends on the efforts of key personnel and consultants, especially our founder, Andrew Torba, and the need to attract and retain additional talent. The loss of services of any key personnel, or the in ability to attract and retain additional talent, may have an adverse effect on us.  As a result of the controversial nature of our platform, we may have a difficult time attracting and retaining additional personnel, as such personnel may become the subject of personal harassment from activists and the mainstream media.  On October 28, 2018, our former Chief Technology Officer, who resides in Turkey, resigned from his position after two years of mainstream press attacks on Gab took a toll on him personally.  There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

We are particularly susceptible to negative press.

Due to the controversial nature of our free speech platform, we are particularly susceptible to negative publicity. For example, as a result of postings on our platform by the alleged shooter in the tragic Synagogue shooting in Pittsburgh on October 27, 2018, we and our founder received a significant amount of negative press. The negative press resulting from this incident and any negative press resulting from any future activities on our platform, could have a material adverse impact on our business, including, but not limited to, a decrease in subscribers, potential bans of our platform in foreign jurisdictions, the loss of third party service providers such as web hosting services and payment services, on which the operation of our platform depends and the inability to retract and retain talent. See Risk Factors – Third Party Providers.

A majority of our Common Stock is owned by our CEO.

As of the date of this Offering Circular, Andrew Torba, our sole officer and director, owns over 84% of the shares of our issued and outstanding Common Stock, and controls over 85% of our voting power. Therefore, Mr. Torba is able control our management and affairs and most matters requiring stockholder approval, including, but not limited to, the election of directors and approval of significant corporate transactions. This concentration of ownership and voting power may have the effect of delaying or preventing a change in control, which may not be in the best interest of our other stockholders. The voting proxy terminates upon, the consummation by us of an initial public offering.

Investors in our Class A Shares will have to assign their voting rights.

As part of this investment, each investor in this offering will be required to agree to the terms of the Subscription Agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is a part. By each such investor’s execution of the Subscription Agreement and under the terms thereof, that investor will grant an irrevocable proxy, giving the right to vote its Class A Shares to our CEO. That will limit investors’ ability to vote their Class A Shares until the events specified in the proxy, which include our IPO or acquisition by another entity, which may never happen.

Management discretion as to use of proceeds.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this Offering. The use of proceeds described below is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

The Subscription Agreement includes an exclusive venue provision.

Pursuant to the Subscription Agreement and the Company’s Subscription Agreement, investors will be agreeing that the State of Pennsylvania shall be the sole and exclusive forum for any action, suit or counterclaim arising out of the Subscription Agreement. Therefore, investors may be compelled to travel to Pennsylvania to prosecute or defend any claims involving us.

Foreign securities laws.

Prior to accepting any subscriptions from residents of foreign jurisdictions, we intend to consult with local counsel to ensure we accept any such subscription in compliance with local law. If, however, we accept any subscriptions and fail to comply with local law, it may subject the Company to regulatory actions in such foreign jurisdictions.

We have been served a subpoena from the Attorney General of Pennsylvania.

On November 5, 2018, we were served with a document subpoena from the Attorney General of the Commonwealth of Pennsylvania issued under the authority of 71 P.S. § 307-3, which provides the Bureau of Consumer Protection authority to investigate matters relating to commercial and trade practices, which subpoena we responded to on November 19, 2018. We do not believe we have violated any laws, however, if we are deemed to have violated any laws, the same could result in fines and penalties, or an order for us to cease operating our business. Even if we are not found to have violated any laws, such investigation could be time consuming and divert management attention from administering our core business, and the continuation of the same could result in significant legal costs. We may also in the future become involved in other investigations or lawsuits which could divert management’s attention from operations and cost substantial sums of money to prosecute or defend.

DILUTION

Dilution means a reduction in value, control or earnings of the shares an investor owns.

Immediate dilution

An early-stage company typically sells its securities to its founders and early employees at very low prices because, in most cases, they provide services to the business but are not paid market wages. Likewise, when a business is seeking financing to begin its operations, the prices at which it may sell its securities to early investors, often family members or friends, are low (collectively, we refer to the founders and early private placement investors as the “Primary Investors”). Later in its development, when the business seeks cash investments from new, unrelated investors, like you, the new investors often pay a higher price for their securities than the price paid by the Primary Investors. Each currently outstanding GAB Token, has the same economic rights as each share of our Class A Shares. This means that the book value for each Class A Share you purchase is diluted because the book value per share of all the Class A Shares and GAB Tokens is the same, but you paid more for your Class A Shares than the Primary Investors paid for their Class A Shares, or investors paid for their GAB Tokens.

The following tables compare the price that investors in this offering will pay for their Class A Shares assuming the sale of 25%, 50%, 75% and 100% of the Class A Shares we are offering, with the effective cash price paid for the common stock by the Primary Investors, for the common stock by the investors in our initial Regulation CF Offering, and by the investors for GAB Tokens in our concurrent Regulation CF offering. The figures assume the sale of all GAB Tokens for $4.00 per GAB Token, we are offering in our concurrent Regulation CF offering, and includes an award of 580 bonus GAB Tokens to be issued to 23 investors who invested in the Regulation CF Offering during the first 24 hours after its launch. The table includes an aggregate of 3,000,000 Class A Shares previously held by two of our former officers, which were cancelled in connection with their respective separations from the company during 2018.

25% or $2,500,000

	Shares/Tokens Purchased		Total Consideration
	Number	Percent	Amount	Percent	Avg Price Per Share
Founders	9,000,000	83.614%	$270.00	0.006%	$0.0000
2017 Regulation CF Investors	995,641	9.250%	$1,070,000.00	23.059%	$1.0747
2018 Regulation CF Investors	268,070	2.490%	$1,070,000.00	23.059%	$3.9915
New Investors	500,000	4.645%	$2,500,000.00	53.876%	$5.0000
TOTAL	10,763,711	100.000%	$4,640,270.00	100.000%	$0.4311

50% or $5,000,000

	Shares/Tokens Purchased		Total Consideration
	Number	Percent	Amount	Percent	Avg Price Per Share
Founders	9,000,000	79.903%	$270.00	0.004%	$0.0000
2017 Regulation CF Investors	995,641	8.839%	$1,070,000.00	14.985%	$1.0747
2018 Regulation CF Investors	268,070	2.380%	$1,070,000.00	14.985%	$3.9915
New Investors	1,000,000	8.878%	$5,000,000.00	70.025%	$5.0000
TOTAL	11,263,711	100.000%	$7,140,270.00	100.000%	$0.6339

75% or $7,500,000

75% or $7,500,000
	Shares/Tokens Purchased		Total Consideration
	Number	Percent	Amount	Percent	Avg Price Per Share
Founders	9,000,000	76.506%	$270.00	0.003%	$0.0000
2017 Regulation CF Investors	995,641	8.464%	$1,070,000.00	11.099%	$1.0747
2018 Regulation CF Investors	268,070	2.279%	$1,070,000.00	11.099%	$3.9915
Concurrent Regulation CF Investors	1,500,000	12.751%	$7,500,000.00	77.799%	$5.0000
TOTAL	11,763,711	100.000%	$9,640,270	100.000%	$0.8195

100% or $10,000,000

	Shares/Tokens Purchased		Total Consideration
	Number	Percent	Amount	Percent	Avg Price Per Share
Founders	9,000,000	73.387%	$270.00	0.002%	$0.0000
2017 Regulation CF Investors	995,641	8.119%	$1,070,000.00	8.814%	$1.0747
2018 Regulation CF Investors	268,070	2.186%	$1,070,000.00	8.814%	$3.9915
New Investors	2,000,000	16.308%	$10,000,000.00	82.370%	$5.0000
TOTAL	12,263,711	100.000%	$12,140,270.00	100.000%	$0.9899

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares of common stock, tokens or securities convertible into shares of common stock or tokens. In other words, when the company issues more securities, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares or tokens outstanding could result from a stock or token offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock or tokens.

If we decide to issue more shares or tokens, an investor could experience value dilution, with each share or token being worth less than before, and control dilution, with the total percentage an investor owns being less than before. In addition, it is our policy to replace any GAB Tokens that are lost as a result of programming errors. If such GAB Tokens are replaced, and the lost GAB Tokens remain outstanding and are recovered by a third party, the total percentage an investor owns will be diluted. There may also be earnings dilution, with a reduction in the amount earned per share or per token (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares, tokens or other equity securities in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

·	In June 2014, Ben invests $20,000 in tokens or shares that represent 2% of a company valued at $1 million.

·	In December, the company is doing very well and sells $5 million in tokens or shares to venture capitalists on a valuation (before the new investment) of $10 million. Ben now owns only 1.3% of the company but his stake is worth $200,000.

·	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Ben now owns only 0.89% of the company and his stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes or warrants into shares or tokens. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares or tokens than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share or token price ceiling. Either way, the holders of the convertible notes get more shares or tokens for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do because they get more shares for their money.

If you are making an investment expecting to own a certain percentage of the company or expecting each Class A Share to hold a certain amount of value, it’s important to realize how the value of the Class A Shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

We are offering a maximum of 2,000,000 Class A Shares on a “best efforts” basis.

We are not selling the shares through commissioned sales agents or underwriters. We will use our existing website, www.gab.ai, to provide notification of the offering. Persons who desire information will be directed to www.StartEngine.com, a website owned and operated by an unaffiliated third party that provides technology support to issuers engaging in Regulation A Offerings.

We will pay StartEngine $200,000 for its services in hosting the offering of the Class A Shares on its online platform, which includes, escrow fees, cash management fees, legal fees, accounting fees, marketing expenses and all other fees and expenses related to the offering, except for anti-money laundering checks for which we will pay in the amounts of $5 per domestic investor, and $10 for Canadian and United Kingdom Investors (up to $120 for other international investors).

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the startengine.com website.

We intend to offer our securities in all states. We intend to attempt to take the necessary regulatory steps to register or qualify us or our agents to offer our securities in Texas, Florida, Arizona, New Jersey and North Dakota, and will not sell in those states unless we are able to register or qualify.

Process of Subscribing

Upon qualification of this Offering by the SEC, prospective investors who have submitted non-binding indications of interest on the StartEngine.com website, will be given the opportunity to confirm that they would like to subscribe to our offering.  Each prospective investor will receive an automated message from StartEngine indicating:

•	that the offering is open for investment;

•	they may convert their reservation into an investment;

•	they may view the offering on our campaign page on Startengine.com; and

•	if they are still interested in investing they need to click on the 'Invest Now' button at the top of our campaign page on Startengine.com.

The information provided is fairly basic and points back to our campaign page on StartEngine.com. The campaign page will have a link to the SEC HTML qualified version of our offering circular. The "Invest Now" button will take prospective investors to our subscription agreement for completion and submission to us for review. In connection with executing the Subscription Agreement, the investor will specify whether they will purchase Class A Shares via credit card (if this option is available and approved through StartEngine’s credit card processing provider), wire transfer or ACH transfer.

The subscription agreement can only be completed on www.StartEngine.com. The subscription agreement includes a representation by you to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence). The subscription agreement must be delivered to us and you may transfer funds for the subscribed amount in accordance with the instructions stated in the subscription agreement.

Prospective investors who have not previously submitted a non-binding indication of interest on the StartEngine website may subscribe to purchase Class A Shares through StartEngine.com by clicking on the Invest Now button and completing a subscription agreement. Once investors submit their subscription and payment, they shall not have the right to rescind their subscription.

Subscriptions may be rejected by us in whole, or in part, prior to their acceptance, in our sole discretion, for among other reasons, our determination that an investor does not meet the investor suitability standards or the KYC/AML standards, or our determination to close this Offering early. If any investor’s subscription is rejected, StartEngine shall, within three (3) days, send electronic notification of such rejection, and shall return such investor’s funds. Such funds shall be returned within ten (10) business days for funds paid through ACH, and within five (5) business days after the investor provides wire transfer instructions to StartEngine, for funds tendered by wire transfer. Upon any rejection of a subscription, all funds received in connection with such subscription will be promptly returned to such investor without interest.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, StartEngine will send an electronic notification of the acceptance of an investors’ subscription including instructions for sending payments (the “Execution Notification”). Funds tendered by credit card, wire transfer and ACH transfer will be held by Prime Trust, our escrow agent until the applicable closing.

Closings

We may close on investments on a "rolling" basis, therefore, not all investors shall receive their Class A Shares at the same time.

We intend to hold the initial closing on or about 30 days after the sale of the securities commence, and thereafter, we expect to hold closings on a monthly basis, however, our Chief Executive Officer, in his discretion, may hold closings more frequently, depending on the amount subscribed for since the prior closing and the working capital needs of the Company.  Such subscribers should expect to receive their Class A Shares within three (3) business days after the closing of their subscription.

USE OF PROCEEDS

We estimate that, at a per share price of $5.00, the net proceeds from the sale of the 2,000,000 Class A Shares in this offering will be approximately $9,654,542, after deducting the estimated offering expenses of approximately $345,458 (including, payment to StartEngine and other offering expenses).

The table below shows the estimated net proceeds we would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the Class A Shares we are offering. There is no guarantee that we will be successful in selling any of the Class A Shares we are offering.

	25%	50%	75%	100%
Class A Shares Sold	500,000	1,000,000	1,500,000	2,000,000
Gross proceeds	$2,500,000	$5,000,000	$7,500,000	$10,000,000
Offering expenses	$303,865	$317,729	$331,594	$345,458
Net proceeds to the company	$2,196,135	$4,682,271	$7,168,406	$9,654,542

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Class A Shares we are offering. All amounts listed below are estimates.

	25%	50%	75%	100%
R&D and Production	$500,000	$1,000,000	$1,000,000	$1,500,000
Marketing	$300,000	$1,500,000	$2,500,000	$3,500,000
Working Capital	$1,396,135	$2,182,271	$3,668,406	$4,654,542
TOTAL	$2,196,135	$4,682,271	$7,168,406	$9,654,542

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry, general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

OUR BUSINESS

This discussion should be read in conjunction with the other sections of this Offering Circular, including "Risk Factors," "Use of Proceeds" and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular.

Description of Business

Gab AI Inc. is a social networking platform. We offer telecommunications and social networking services, namely, providing live-streaming of video, online chat rooms, and electronic bulletin boards for the transmission of messages among users in the field of general interest. We have over 835,000 users from around the world, with our top five markets being the United States, Brazil, the United Kingdom, Canada and Germany. As of the date hereof, approximately 43.4% of our users are located in the United States, 22.7% in Brazil, 7.7% in the United Kingdom, 4.6% in Canada and 3.3% in Germany.

We empower creators, support free speech and defend the free flow of information online. We stand for bringing folks together of all races, religions, and creeds who share in the common ideals of Western values, individual liberty and the free exchange and flow of information. Our mission is to provide people with the tools they need to create and shape their own experience. Our GAB Tokens are not intended to interact with our platform in any way.

According to a report from PageFair, ad blocker usage grew 30% in 2016.  There were 615 million devices blocking ads worldwide by the end of 2016, 62% (308 million) being on mobile devices. Recognizing this existential threat, Facebook and other giants began fighting back by blocking ad blockers. This launched an all-out war between ad blocking companies and social media giants, in return only creating more consumer awareness of ad blocking.

Many content creators and publishers rely on advertising as their core business model. Unfortunately, with the rise of ad blocking and the backlash of creator demonetization on other platforms, it has become difficult for content creators to generate an income. Many content creators feel that they can no longer trust establishment social networks. As platforms like Twitch.tv and Patreon.com have proven, both tipping and paid subscriptions for premium content are models that work at scale for content creators.

Gab Chat Rooms

Our GAB chat rooms are private forums through which our users can establish chat rooms with up to 50 participants to engage in topical discussions.

Live Topics

Gab Live Topics is our crowdsourced news and discussion product.

GabPro

In March 2017, we launched our online, premium-user subscription program - “GabPro”. We collect subscription fees primarily from credit cards at the beginning of the subscription period. Subscription revenues are recognized ratably over the subscription period, ranging from one month to one year, net of estimated cancellations. As of December 13, 2018, we had over 5,000 GabPro subscribers.

In November 2017, we launched GabPro Premium, that includes Gab Premium Creators, which is a set of premium content creator tools, that allow content creators to monetize their audience, by charging subscription fees for premium content and through tipping.

Our Market and Industry

We welcome all people to speak freely. To defend themselves and promote their causes, the oppressed need voices, and if one is to adopt an objective principle that defends the free speech and privacy rights of any oppressed group, one has defended all oppressed groups, whether our management agrees with them or not.

As censorship undertaken by and at the behest of major platforms like Twitter and Facebook grows, marginalized people from every background – and the interesting conversations they have – need a safe place to engage in public, and where necessary anonymous, expression.

We, by choosing American rules as our own, are in a unique position to extend crucial civil liberties protections that other countries lack to marginalized people all over the planet, including journalists, members of religious minorities, LGBTQ+ persons, and politically exposed persons or viewpoints.

We also see a unique opportunity to carve a niche in a massively underserved and unrepresented market. We estimate that there are over 50 million conservative, libertarian, nationalist, and populist internet users from around the world who are seeking an alternative to the current social networking ecosystems. These users are also actively seeking alternative media platforms like Breitbart.com, DrudgeReport.com, Infowars.com, and others. As mainstream social networks continue to crack down on "objectionable content" and censor dissenting views, we believe the need for alternative platforms will only continue to rise. We believe the trend of "cutting the cord" will continue as the popularity of streaming content over the internet increases. We believe this will also begin a fragmentation process of the social networking ecosystem into smaller niche communities with shared values and ideals.

Material Agreements

We currently host our web platform through Sibyl System Ltd., a hosting platform based in Norway. Under the Terms of Service, we pay Sibyl $1,175 per month. The term of the Agreement is monthly, and is terminable by either party, at any time, on 30 days advanced written notice, however, may be terminated by either party immediately if the other party materially breaches the agreement. See Risk Factors - We depend on certain third party providers, including web hosting providers and payment processors, which have the right to terminate their services at any time. We have recently experienced service terminations which have adversely effected our business, and have experienced difficulties finding alternative providers. We could experience additional service disruptions in the future and may have difficulty finding alternative providers.

We have entered into a Service Agreement with StartEngine Crowdfunding, Inc., to provide software and services relating to the recording of the issuance, transfer and registration of the GAB Tokens and associated holders through its LDGR platform. Under the Service Agreement, we are obligated to pay StartEngine (a) 5 ETH annually for the use of a securities symbol for the GAB Tokens, (b) 1 ETH for each issuance of GAB Tokens, (c) 0.02 ETH for each uploaded GAB Token holder, and (d) 0.02ETH for each recorded transaction reflecting a transfer of GAB Tokens. The Services Agreement has a term of one year, beginning upon the qualification of this Offering, which automatically renews for successive one-year terms unless either party provides written notice of cancellation 30 days prior to the end of any applicable term period. In addition, either party may terminate this Agreement (i) at any time upon 30 days’ notice.

Our Accomplishments

We launched into private invite-only beta in August 2016. As of December 13, 2018, we had over 835,000 cumulative registered users from around the world. We are able to determine that users are unique via confirmed email addresses and unique IP addresses, however there may be some users who switch IP addresses using a VPN which we cannot account for in our data. In the 30 days prior to December 13, 2018, approximately 200,000 of our registered users have logged into our platform.

With our nimble technology team, we have built out an impressive suite of products including Gab Chat Rooms, our private group chat product, and Live Topics, and our crowdsourced news and discussion product. As of November 2018, we were a top 5,000 website in the United States, up from being in the top 8,000 as of July 2017, and a top 11,000 website globally, up from being in the top 26,000 as of July 2017. Since launch, Gabbers have driven over 150 million page views.

Competition

Our competition includes various social networking platforms such as Facebook, Twitter, Snapchat, and other established communication platforms. We also face competition from alternative and new social networking platforms as Minds.

Legal Proceedings

We are currently not involved in any legal proceedings, however, on November 5, 2018, we were served with and responded to a subpoena from the Attorney General of the Commonwealth of Pennsylvania issued under the authority of 71 P.S. § 307-3, which provides the Bureau of Consumer Protection authority to investigate matters relating to commercial and trade practices. We do not believe we have violated any laws or that the investigation will have any adverse effects on us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Gab AI Inc., was incorporated on September 9, 2016 (“Inception”), in the state of Delaware. Our headquarters are located in Philadelphia, Pennsylvania. We offer a social network that empowers creators, supports free speech and defends the free flow of information online.

Results of Operation

Six Months ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Our revenues increased to $133,408 for the six months ended June 30, 2018 (“Interim 2018”) from $26,182 for the six months ended June 30, 2017 (“Interim 2017”).   The increase primarily resulted from significant growth in our user base and GAB Pro subscriptions, as well as the commencement of merchandise sales. As a result of certain postings on our platform related to the shooting in a Pittsburg Synagogue, on October 27, 2018 and November 7, 2018, two of our payment processors terminated their services with us, and have had to rely on accepting subscription fees in the form of checks and money orders from our customers, which has resulted in an approximate 90% decline in payments for our subscription services. Therefore, there will be a significant decline in our revenue for the fourth quarter of 2018. To date, we have still been unable to secure a new payment processor. If we are unable to secure a new payment processor, we will continue to experience a significant revenue decline. In addition, if any future payment processor terminates our service agreement, or if we are unable to obtain sufficient amounts of capital from this offering or future fundraising efforts, we may be required to reduce the scope of our planned development and operations, which could harm our business, financial condition, and operating results.

Cost of revenues increased to $44,344 for Interim 2018 from $3,995 for Interim 2017. The increase primarily resulted from payments to content creators, merchandise costs, and higher web hosting costs.

Our gross profit increased to $89,064 for Interim 2018 from $22,187 for Interim 2017 primarily due to higher revenue as discussed above. Gross margins decreased to 67% for Interim 2018 from 85% for Interim 2017 primarily due to the commencement of payments to content creators and merchandise sales, which have higher costs than subscription revenue.

Our operating expenses consist of general and administrative expenses, sales and marketing and research and development. Operating expenses totaled $254,537 for Interim 2018, compared to $138,206 for Interim 2017. The increase primary resulted from:

•	An increase in sales and marketing expenses to $13,793 for Interim 2018 from $2,666 for Interim 2017, primarily resulting from Facebook advertising costs.
•	An increase in general and administrative expenses to $183,542 for Interim 2018 from $97,637 for Interim 2017, primarily resulting from higher payroll and contractor costs.
•	An increase in research and development expenses to $57,202 for Interim 2018 from $37,903 for Interim 2017, primarily resulting from higher contractor costs.

Other income was $5,449 for Interim 2018, compared to $91,035 for Interim 2017. The change was due to a decrease in donation income.

As a result of the foregoing, net loss increased to $160,454 in Interim 2018, from $23,142 for Interim 2017.

2017 compared to 2016

Revenue increased from $0 to $93,260 for the period from Inception to December 31, 2016 and the year ended December 31, 2017, respectively, primarily due to the commencement of Gab Pro, our premium-user subscription program, in 2017. Cost of revenue increased from $0 to $49,843 for the period from Inception to December 31, 2016 and the year ended December 31, 2017, respectively. Cost of revenue increased due to the commencement of revenue-generating activities in 2017 and consists primarily of certain software subscription fees, hosting fees, and payment processing fees.

Our operating expenses consist of sales and marketing expenses, general and administrative expenses, and research and development expenses. Operating expenses increased from $46,151 to $364,676 for the period from Inception to December 31, 2016 and the year ended December 31, 2017, respectively.

Sales and marketing expenses increased from $57 to $15,168 for the period from Inception to December 31, 2016 and the year ended December 31, 2017, respectively, due to higher advertising expenses. General and administrative expenses increased from $27,483 to $258,207 for the period from Inception to December 31, 2016 and the year ended December 31, 2017, respectively, primarily due to higher payroll costs and legal expenses. Research and development expenses increased from $18,611 to $91,301 for the period from Inception to December 31, 2016 and the year ended December 31, 2017, respectively, primarily due to higher contractor costs.

Other income increased from $58,792 to $121,034 for the period from Inception to December 31, 2016 and the year ended December 31, 2017, respectively. The increase in other income was due to more donations, which increased from $58,792 to $116,882 for the period from Inception to December 31, 2016 and the year ended December 31, 2017, respectively, and realized gains of $4,152 related to our cryptocurrency holdings.

As a result of the foregoing, we recognized a net loss of $201,704 for the year ended December 31, 2017, compared to net income of $11,087 for the period from Inception to December 31, 2016.

Liquidity and Capital Resources

Since our inception, we have relied on donations made by our users and advances from one of our founders for working capital. In 2017, we raised approximately $1,070,000 through an offering under Regulation CF of the Securities Act, in connection with which we sold 995,641 shares of our common stock. We are also concurrently engaging in a Regulation CF offering of GAB Tokens for $4.00 per GAB Token, which has been fully subscribed. As of December 1, 2018, we had closed on $420,972 in such offering.

As of December 31, 2017, we had $637,291 in cash and did not have any loans or available credit facilities. As of June 30, 2018, we had $506,771 in cash, primarily as a result of funds received in connection with our concurrent Regulation CF Offering. We will incur additional costs for the development and maintenance of our networking platform, along with general operations. We intend to fund our operations using funds raised through Regulation Crowdfunding in 2018, premium subscription revenue, donations, funds received through this offering, and additional debt and/or equity financing, as necessary. As a result of certain postings on our platform related to the shooting in a Pittsburg Synagogue, on October 27, 2018 and November 7, 2018, two of our payment processors terminated their services with us, and we have still been unable to secure a new payment processor, and have had to rely on accepting subscription fees in the form of checks and money orders from our customers, which has resulted in an approximate 90% decline in payments for our subscription services. If we are unable to secure a new payment processor, or if any future payment processor terminates our service agreement, or if we are unable to obtain sufficient amounts of capital from this offering or future fundraising efforts, we may be required to reduce the scope of our planned development and operations, which could harm our business, financial condition, and operating results.

The funds raised in this offering will be primarily used to continue the build out of our alternative ad-free social network. We are also seeking to conduct research and development on in-house infrastructure solutions that can be built into our social networking platform. We anticipate that it will take 12-18 months and $1.1 million in capital to conduct research and development of a in-house infrastructure and build out this developer ecosystem. This research and development will occur alongside the building of our current infrastructure, community, platform, and business, which is the primary purpose of this offering.

Plan of Operations

During the first quarter of 2018, we achieved our milestones of launching a GAB API, which permits users to build applications over the GAB ecosystem. Throughout 2019, we shall continue to build and improve our core Gab platform, community, and the business model of GabPRO and GAB Premium Creators, including, conducting market research into different frameworks and technologies to support an alternative in-house infrastructure. We anticipate that we will need $1.45 million in addition to our current cash on hand, to complete our milestones as outlined below.

Estimated Completion Date	Task	Estimated Cost

Q1- 2019	• Refine user experience and user interface to make the product more user friendly.	$150,000
	• Integrate new payment processing solutions.
	• Improve product performance and speed. • Redesign user onboarding experience • Launch Gab commenting plugin for third-party publishers

Q-1 2019	• Commence development of in-house infrastructure. • Build out developer ecosystem on the Gab API • Refine new payment processing solutions. • Add more value to GabPro. • Continue building out Gab Commenting plugin for third-party publishers.	$250,000

Q-4 2019	• Expand engineering team to scale backend infrastructure. • Scale Gab Commenting engine for large publishers. • Build out audio/podcast sharing functionality .	$750,000

The extent to which we will be able to complete the milestones outlined above is dependent upon the funds raised in this offering. If we do not raise a sufficient amount of funds in this offering, we may not incur all the costs or complete all the milestones outlined above.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees

Andrew Torba	Chief Executive Officer, Chief Financial Officer, Secretary and Director	27	September 9, 2016 – Present	NA

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such. There are no family relationships between any director or executive officer.

Andrew Torba has served as our Chief Executive Officer, Chief Financial Officer, Secretary and sole director since our inception in September 2016. He leads our product and company vision, marketing, operations, and monetization. Prior to founding us, Mr. Torba co-founded AutomateAds.com (Kuhcoon Inc,), a social media advertising technology startup, serving as the CEO between October 2011 and August 2016 and led the company through Y Combinator in 2015 as well as seed stage financing.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2017:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation	Total Compensation
Andrew Torba(1) PO Box 41 Falls, PA. 18615	Chief Executive Officer, Chief Financial Officer, Secretary and Director	$65,384	0	$65,384

Ekrem Büyükkaya(2) Aydınevler Mahallesi Arslanbey Caddesi Çatallı Sokak Nur Apt No:8-10/17 Maltepe/Istanbul/Turkey	Former Chief Technology Officer	$66,350	0	$66,350

Utsav Sanduja(3) 4817 Apple Bossom Circle, Mississauga, Ontario L5V 3C6, Canada	Former Chief Communications Officer	$30,000	0	$30,000

(1)	Mr. Torba currently receives annual compensation in the amount of $80,000.

(2)	Mr. Büyükkaya, our former Chief Technology Officer received annual compensation in the amount of $60,000, however, he separated from us in October 2018. In connection with such separation, we paid Mr. Büyükkaya severance in the amount of $60,000.

(3)	Mr. Sanduja, our former Chief Communications Officer received annual compensation in the amount of $60,000, however, he separated from us in June 2018. In connection with such separation, we paid Mr. Sanduja severance in the amount of $15,000.

The directors do not receive any compensation for their service as directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our common stock (which includes our Class A Shares and GAB Tokens), as of December 1, 2018, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding common stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Common Stock	Andrew Torba 700 N State Street Clarks Summit, Pa 18411	6,000,000	0	85.77%

Class A Common Stock	All directors and officers as a group (1 person)	6,000,000	0	85.77%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In August 2016, Andrew Torba, our Chief Executive Officer, Chief Financial Officer, Secretary, Director and majority stockholder, loaned us $5,000. The loan accrued no interest and was repaid in July 2017.

SECURITIES BEING OFFERED

In this Offering, we are offering to investors Class A Voting Common Stock.

Our authorized capital stock consists of 12,000,000 shares of Class A Voting Common Stock, $0.0001 par value per share, and 8,000,000 GAB Tokens, $0.0001 par value per token. As of December 1, 2018, we had 6,995,641 Class A Shares outstanding and 106,354 GAB Tokens outstanding, and are currently in the process of closing on an additional 160,625 GAB Tokens in connection with our concurrent Regulation CF Offering. We also have an outstanding warrant to purchase 50,000 Class A Shares having an exercise price of $4.00 per share.

The rights of investors in Class A Shares are governed by our Certificate of Incorporation, which are described below, and the rights of the holders of GAB Tokens are governed by our Certificate of Incorporation and the terms of the smart contract for the GAB Tokens, which are described below.

Certificate of Incorporation

Our Certificate of Incorporation may be amended by our Board of Directors and by the vote of the holders of a majority of the outstanding Class A Shares, to increase the number of authorized Class A Shares or GAB Tokens and there is no limit on the number of shares of Class A Voting Common Stock or GAB Tokens that may be authorized and issued. Any Class A Shares or GAB Tokens that may be repurchased by the Company may be retired. The Board of Directors, with the approval of the holders of the Class A Voting Common Stock may also amend the Certificate of Incorporation to create one or more series of preferred stock that have rights, preferences and privileges senior to the rights, preferences and privileges of the Class A Shares.

The holders of Class A Shares, together with the holders of GAB Tokens, will be entitled to receive pro rata dividends, if any, declared by our Board of Directors out of legally available funds. Upon our liquidation, dissolution or winding-up, the holders of Class A Shares, together with the holders of our GAB Tokens, are entitled to share ratably in all assets that are legally available for distribution. For purposes of clarity, in connection with any dividends, liquidation, dissolution or winding up of the Company, each Class A Share shall be entitled to receive the same dividend or distribution to which each GAB Token is entitled to receive.

The holders of GAB Tokens and Class A Shares have no preemptive, subscription, redemption or conversion rights.

The holders of Class A Shares are entitled to one vote per share, however, the holders of Class A Shares issued in this offering shall grant a voting proxy to our CEO, that will limit investors’ ability to vote their Class A Shares until the occurrence of events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen. The holders of GAB Tokens have no voting rights, except as provided under Delaware law, which include the right to vote on an amendment to our Certificate of Incorporation if the amendment would increase or decrease the par value of the Gab Tokens or alter or change the powers, preferences, or special rights of the GAB Tokens so as to affect them adversely. For purposes of clarity, an amendment to authorize a class of stock with rights superior to the rights of the holders of GAB Tokens, would not be subject to the approval of GAB Token holders.

GAB Tokens and Class A Shares are different classes of securities, and are therefore are not fungible with each other. There are no differences between the ownership or transferability of GAB Tokens and Class A Shares, except (a) GAB Tokens have no voting rights, and (b) GAB Tokens, which are in the form of an ERC-20 Smart contract, are transferable electronically with the approval of our transfer agent.

We have structured our GAB Tokens pursuant to Section 224 of the Delaware General Corporation Law, which permits us to maintain our stock ledger on a distributed electronic network, such as the Ethereum blockchain. StartEngine Secure will maintain a separate database off the blockchain that contains all required information about GAB Token holders.

We do not currently intend to issue digital securities representing Class A Shares.

Terms of the GAB Tokens under the Smart Contract

The GAB Tokens are smart contracts based on the ERC-20 standard, modified to address the requirements of securities law and to limit the ability of wallet holders or any persons other than the stock transfer agent to transfer or otherwise change the number of GAB Tokens in a wallet. The smart contract may be changed only by the stock transfer agent by providing the transfer agent with a signed notarized sworn affidavit attached to a letter explaining the loss and providing a new Ethereum wallet address. The smart contact has no transfer functionality that can be accessed by a securities holder. Therefore any vulnerabilities, including bugs, errors or hacks, can be fixed by issuing a new smart contract to the affected securities holders. Because the GAB Tokens represent our Class B Common Stock, there is no limitation embedded in the smart contract on the number of GAB Tokens that can be created. The overall potential number of GAB Tokens will be a function of corporate law, and will be increased in accordance with laws of the state of Delaware and our Certificate of Incorporation and Bylaws.  Under the terms of the smart contract, a single GAB Token may not be divided into fractions of a GAB Token and only whole GAB Tokens may be transferred or accepted.  We have entered into a Service Agreement with StartEngine Crowdfunding, Inc., to provide software and services relating to the recording of the issuance, transfer and registration of the GAB Tokens and associated holders through its LDGR platform. See - See - Our Business – Material Contracts.

The GAB Token smart contract shall require the authorization of StartEngine to transfer GAB Tokens, which will record all transfers in the transfer ledger. To effect a transfer, the applicable broker-dealer will confirm that a requested transfer is permitted under applicable securities law, verify the purchase agreement terms, and obtain the seller and purchaser wallet addresses. StartEngine Secure will then obtain verification from Prime Trust that the transfer is permitted pursuant to applicable KYC/AML laws, and if so, shall approve the transfer and enter the new investor data into the stock ledger. Each holder shall have control of their own private key for their digital wallet that holds their Gab Tokens. If a holder desires to transfer their Gab Tokens, the smart contract will communicate with our transfer agent, StartEngine Secure, which shall be required to confirm the transfer and record it in the transfer ledger, prior to completion of the transfer.

As a regulated, chartered financial institution, Prime Trust is required to maintain a robust, Patriot Act compliant AML program that is subject to external audit and periodic examinations by banking regulators and the US Treasury. Prime Trust employ a chief compliance officer, and maintains detailed policies and procedures which have been vetted by regulatory authorities. Its systems are built to perform KYC, collect customer data and complete AML background checks. With the collected data Prime Trust runs a rigorous analysis to verify the identity of the customer.

GAB AI INC.

BALANCE SHEETS

(UNAUDITED)

	June 30, 2018	December 31, 2017
ASSETS

Current Assets
Cash	$506,771	$637,291
Prepaid expenses	6,398	19,195
Deferred offering costs	150,000	100,000
Other current assets	2,574	2,574
Total Current Assets	665,743	759,060

Noncurrent Assets
Fixed assets	2,679	—
Intangible assets	17,509	17,509
Total Assets	$685,931	$776,569

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$3,879	$357
Accrued liabilities	—	2,305
Deferred revenue	53,040	48,296
Total Current Liabilities	56,919	50,958

Commitment and Contingencies (Note 3)

Common stock, par value $0.0001; 12,000,000 shares authorized; 9,995,641 issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	1,000	1,000
Non-voting common stock, par value $0.0001; 8,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2018 and December 31, 2017	—	—
Additional paid-in capital	979,083	981,391
Subscription receivable	—	(66,163)
Accumulated deficit	(351,071)	(190,617)
Total Stockholders’ Equity	629,012	725,611
Total Liabilities and Stockholders’ Equity	$685,931	$776,569

The accompanying notes are an integral part of these unaudited financial statements.

F-1

GAB AI INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six Months Ended
	June 30,
	2018	2017
Revenue	$133,408	$26,182
Cost of revenue	44,344	3,995
Gross Profit	89,064	22,187

Operating Expenses
Sales and marketing	13,793	2,666
General and administrative	183,542	97,637
Research and development	57,202	37,903
Total Operating Expenses	254,537	138,206
Operating Loss	(165,473)	(116,019)

Other Income
Donation income	(5,449)	(91,035)
Realized gains	—	(3,321)
Loss Before Income Taxes	(160,024)	(21,663)
Provision for income taxes	430	1,479
Net Loss	$(160,454)	$(23,142)

Net Loss per Common Share – Basic and Diluted	$(0.02)	$(0.00)
Weighted Average Common Shares Outstanding – Basic and Diluted	9,995,641	9,000,000

The accompanying notes are an integral part of these unaudited financial statements.

F-2

GAB AI INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(160,454)	$(23,142)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation	321	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	12,797	(934)
Accounts payable	3,522	—
Accrued liabilities	(2,305)	1,000
Deferred revenue	4,744	19,482
Net cash used in operating activities	(141,375)	(3,594)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(3,000)	—
Net cash used in investing activities	(3,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issued for cash	66,163	—
Offering costs	(52,308)	—
Net cash provided by financing activities	13,855	—

Decrease in Cash	(130,520)	(3,594)
Cash, Beginning of Period	637,291	16,187
Cash, End of Period	$506,771	$12,593

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$430	$1,479

The accompanying notes are an integral part of these unaudited financial statements.

F-3

GAB AI INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock		Additional Paid-in	Subscription	Accumulated	Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	Equity
Balance at December 31, 2017	9,995,641	$1,000	$981,391	$(66,163)	$(190,617)	$725,611
Offering costs	—	—	(2,308)	2,308	—	—
Receipt of subscription receivable	—	—	—	63,855	—	63,855
Net loss	—	—	—	—	(160,454)	(160,454)
Balance at June 30, 2018	9,995,641	$1,000	$979,083	$—	$(351,071)	$629,012

The accompanying notes are an integral part of these unaudited financial statements.

F-4

GAB AI INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

(Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS

Gab AI Inc. (which may be referred to as the “Company,” “Gab,” “we,” “us,” or “our”) was incorporated on September 9, 2016 (“Inception”) in the state of Delaware. The Company’s headquarters are located in Clarks Summit, Pennsylvania.

Gab is a social network that empowers creators, supports free speech, and defends the free flow of information online. Gab stands for bringing folks together of all races, religions, and creeds who share in the common ideals of Western values, individual liberty, and the free exchange and flow of information. At Gab, it is our mission to provide people with the tools they need to create and shape their own experience.

Going Concern

The Company has incurred losses from operations and had an accumulated deficit of $351,071 as of June 30, 2018. Additionally, the Company had negative cash flows from operations totaling $141,375 for the six months ended June 30, 2018. We will incur additional costs for the development and maintenance of our networking platform along with general operating costs. These factors raise doubt about the Company’s ability to continue as a going concern.

The Company raised $1.07 million in its previous Regulation Crowdfunding offering and commenced revenue-generating activities in 2017. Additionally, the Company commenced a second Regulation Crowdfunding offering subsequent to June 30, 2018 and is planning a Regulation A offering later in 2018, for which over $5 million of testing-the-waters reservations have already been received. Based on the Company’s cash balance of $506,771 as of June 30, 2018, increasing income from premium subscription services, the Company’s current Regulation Crowdfunding offering, and its planned Regulation A offering, management believes that the factors indicating substantial doubt about the Company’s ability to continue as a going concern are alleviated, and that the Company will have sufficient access to capital over the next twelve months to continue normal operating activities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) for interim financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. These interim financial statements should be read in conjunction with the audited annual financial statements of the Company for the year ended December 31, 2017 included within the Company’s Form 1-K as filed with the Securities and Exchange Commission. The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

F-5

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2018 and December 31, 2017. Fair values of the Company’s financial instruments were assumed to approximate carrying values because of the instruments’ short-term nature.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Cryptocurrency Holdings

At times, we may hold cryptocurrency-denominated assets such as Bitcoin or Ether and we include them in other current assets in our balance sheet. Cryptocurrency-denominated assets are recorded at the lower of cost or market based on an average unit cost. On an interim basis, we recognize decreases in the value of these assets caused by market declines. Subsequent increases in the value of these assets through market price recoveries during the same fiscal year are recognized in the later interim period, but may not exceed the total previously recognized decreases in value during the same year. Gains or losses resulting from changes in the value of our cryptocurrency assets are recorded in other income (expense) in our statement of operations.

We occasionally use our cryptocurrencies to purchase other cryptocurrencies. Gains and losses realized on these non-cash transactions are also recorded in other income (expense) in our statement of operations and are presented as an adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities in our statement of cash flows.

During the six months ended June 30, 2018 and 2017, the Company realized gains of $0 and $3,321 in the statement of operations. The following table presents the cryptocurrencies held by the Company as of June 30, 2018 and December 31, 2017. All amounts are in U.S. dollars at historical cost.

	June 30, 2018	December 31, 2017
Bitcoin Cash (BCH)	$36	$36
Bitcoin (BTC)	2,513	2,513
Ether (ETH)	25	25
	$2,574	$2,574

Internal Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud-based applications used to deliver our services. In accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software, we capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. No costs have been capitalized to date.

F-6

Intangible Assets

The Company’s intangible assets are comprised of its trademark and web domain. These intangible assets were determined to be indefinite-lived and are reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined. As of June 30, 2018 and December 31, 2017, intangible assets were comprised of the following:

	June 30, 2018	December 31, 2017
Trademark	$14,484	$14,484
Website domain	3,025	3,025
Total	$17,509	$17,509

Equity Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs of $150,000 and $100,000 related to the Company’s planned Regulation A offering were capitalized as of June 30, 2018 and December 31, 2017, respectively. Offering costs of $2,308 related to the Company’s previous Regulation Crowdfunding offering were charged to stockholders’ equity during the six months ended June 30, 2018. No offering costs were charged to stockholders’ equity during the six months ended June 30, 2017.

Stock-based Compensation

The Company accounts for stock options issued to employees under ASC 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of an equity instrument issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock and other variables, as appropriate, on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

To date, the Company has not issued any share-based payments to its employees or non-employees.

Revenue Recognition

The Company recognizes revenue from its premium-user subscription model and transaction fees when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Subscription fees are collected primarily from credit cards at the beginning of the subscription period. Subscription revenues are recognized ratably over the subscription period, ranging from one month to one year, net of estimated cancellations. Subscription revenues are not allocated to any free-trial periods the Company may offer. Amounts received from subscribers for which the performance obligations have not been fulfilled are recorded in deferred revenue.

Income (Loss) per Common Share

The Company presents basic income (loss) per share (“EPS”) and diluted EPS on the face of the statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the six months ended June 30, 2018 and 2017, the Company had no dilutive securities outstanding.

F-7

Concentration of Credit Risk

The Company maintains its cash with a major financial institution, which it believes to be creditworthy, located in the United States of America. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and has issued subsequent amendments to this guidance. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under US GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The guidance is effective for interim and annual periods beginning after December 15, 2017 for public business entities and December 31, 2018 for all other entities. The Company is currently evaluating the effect that the updated standard will have on its financial position and results of operations.

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date, including ASU 2014-09 above, that amend the original text of the ASC. The Company believes those updates issued-to-date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatened litigation against the Company or any of its officers.

NOTE 4 – STOCKHOLDERS’ EQUITY

Common Stock

The Company has authorized 12,000,000 shares of common stock with $0.0001 par value, of which 9,995,641 shares were outstanding as of June 30, 2018 and December 31, 2017. During the six months ended June 30, 2018, the Company recognized offering costs of $2,308 and received $63,855 from its subscription receivable, both related to its previous Regulation Crowdfunding offering in 2017.

The Company has also authorized 8,000,000 shares of non-voting common stock with $0.0001 par value. No shares of non-voting common stock have been issued as of June 30, 2018.

NOTE 5 – SUBSEQUENT EVENTS

Subsequent to June 30, 2018, the Company sold 106,354 shares of non-voting common stock deliverable in token form for gross proceeds of 425,416 through its Regulation Crowdfunding offering.

The Company has evaluated subsequent events that occurred after June 30, 2018 through September 27, 2018, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.

F-8

GAB AI INC.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2017 AND 2016

AND FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD FROM SEPTEMBER 9, 2016 (INCEPTION) TO DECEMBER 31, 2016

F-9

GAB AI INC.

F-10

INDEPENDENT AUDITORS’ REPORT

To Management and Stockholders

Gab AI Inc.

Philadelphia, Pennsylvania

We have audited the accompanying financial statements of Gab AI Inc. (a Delaware corporation), which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2017 and the period from September 9, 2016 (Inception) to December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gab AI Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and the period from September 9, 2016 (Inception) to December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon
Newport Beach, CA
June 21, 2018

F-11

GAB AI INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND 2016

	December 31, 2017	December 31, 2016
ASSETS

Current Assets
Cash	$637,291	$16,187
Prepaid expenses	19,195	—
Deferred offering costs	100,000	—
Other current assets	2,574	—
Total Current Assets	759,060	16,187

Noncurrent Assets
Intangible assets	17,509	—
Total Assets	$776,569	$16,187

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$357	$—
Accrued liabilities	2,305	—
Related party advances	—	5,000
Deferred revenue	48,296	—
Total Current Liabilities	50,958	5,000

Commitments and Contingencies (Note 3)

Stockholders’ Equity
Common stock, par value $0.0001; 12,000,000 shares authorized; 9,995,641 and 9,000,000 shares issued and outstanding as of December 31, 2017 and 2016, respectively	1,000	900
Non-voting common stock, par value $0.0001; 8,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2017 and 2016	—	—
Additional paid-in capital	981,391	—
Subscription receivable	(66,163)	(800)
Accumulated deficit	(190,617)	11,087
Total Stockholders’ Equity	725,611	11,187
Total Liabilities and Stockholders’ Equity	$776,569	$16,187

The accompanying notes are an integral part of these financial statements.

F-12

GAB AI INC.

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017 AND

PERIOD FROM SEPTEMBER 9, 2016 (INCEPTION) TO DECEMBER 31, 2016

	2017	2016
Revenue	$93,260	$—
Cost of revenue	49,843	—
Gross Profit	43,417	—

Operating Expenses
Sales and marketing	15,168	57
General and administrative	258,207	27,483
Research and development	91,301	18,611
Total Operating Expenses	364,676	46,151
Operating Loss	(321,259)	(46,151)

Other (Income)
Donation income	(116,882)	(58,792)
Realized gains	(4,152)	—
(Loss) Income Before Income Taxes	(200,225)	12,641
Provision for income taxes	1,479	1,554
Net (Loss) Income	$(201,704)	$11,087

Net Loss per Common Share – Basic and Diluted:	$(0.02)	$0.00
Weighted Average Common Shares Outstanding – Basic and Diluted	9,296,193	9,000,000

The accompanying notes are an integral part of these financial statements.

F-13

GAB AI INC.

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2017 AND

PERIOD FROM SEPTEMBER 9, 2016 (INCEPTION) TO DECEMBER 31, 2016

	2017	2016
Cash Flows From Operating Activities:
Net (loss) income	$(201,704)	$11,087
Adjustments to reconcile net (loss) income to cash flows (used in) provided by operating activities:
Gain on exchange of cryptocurrencies	670	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(22,439)	—
Accounts payable	357	—
Accrued liabilities	2,305	—
Deferred revenue	48,296	—
Net cash (used in) provided by operating activities	(172,515)	11,087

Cash Flows From Investing Activities:
Acquisition of intangible assets	(17,509)	—
Net cash used in investing activities	(17,509)	—

Cash Flows From Financing Activities:
Common stock issued for cash	1,004,122	100
Offering costs	(187,994)	—
Related party advances	—	5,000
Repayment of related party advances	(5,000)	—
Net cash provided by financing activities	811,128	5,100

Increase in cash and cash equivalents	621,104	16,187
Cash, beginning of year	16,187	—
Cash, end of year	$637,291	$16,187

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$1,479	$1,554

The accompanying notes are an integral part of these financial statements.

F-14

GAB AI INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2017 AND

PERIOD FROM SEPTEMBER 9, 2016 (INCEPTION) TO DECEMBER 31, 2016

	Common Stock		Non-Voting Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Stockholders’ Deficit
September 9, 2016 (Inception)	—	$—	—	$—	$—	$—	$—	$—
Common stock issued for cash	9,000,000	900	—	—	—	(800)	—	100
Net income	—	—	—	—	—	—	11,087	11,087
December 31, 2016	9,000,000	900	—	—	—	(800)	11,087	11,187
Common stock issued for cash	995,641	100	—	—	1,069,385	(65,363)	—	1,004,122
Offering costs	—	—	—	—	(87,994)	—	—	(87,994)
Net loss	—	—	—	—	—	—	(201,704)	(201,704)
December 31, 2017	9,995,641	$1,000	—	$—	$981,391	$(66,163)	$(190,617)	$725,611

The accompanying notes are an integral part of these financial statements.

F-15

GAB AI INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2017 AND

PERIOD FROM SEPTEMBER 9, 2016 (INCEPTION) TO DECEMBER 31, 2016

NOTE 1 – ORGANIZATION AND BUSINESS

Gab AI Inc. (which may be referred to as the “Company,” “Gab,” “we,” “us,” or “our”) was incorporated on September 9, 2016 (“Inception”) in the state of Delaware. The Company’s headquarters are located in Philadelphia, Pennsylvania.

Gab is a social network that empowers creators, supports free speech, and defends the free flow of information online. Gab stands for bringing folks together of all races, religions, and creeds who share in the common ideals of Western values, individual liberty, and the free exchange and flow of information. At Gab, it is our mission to provide people with the tools they need to create and shape their own experience.

Going Concern

Since Inception, we have relied on donations made by our users, funds raised through Regulation Crowdfunding in 2017, and the commencement of premium subscription services in 2017. We will incur additional costs for the development and maintenance of our networking platform along with general operating costs. The Company has incurred losses from operations and had an accumulated deficit of $190,617 as of December 31, 2017. Additionally, the Company had negative cash flows from operations totaling $172,515 for the year ended December 31, 2017. These factors raise doubt about the Company’s ability to continue as a going concern.

The Company raised $1.07 million in its Regulation Crowdfunding offering and commenced revenue-generating activities in 2017. Additionally, the Company is planning a Regulation A offering in 2018, for which over $5 million of testing-the-waters reservations have already been received. Based on the Company’s cash balance of $637,291 as of December 31, 2017, increasing income being produced by premium subscription services, and the Company’s planned Regulation A offering, Management believes that the factors indicating substantial doubt about the Company’s ability to continue as a going concern are alleviated, and that the Company will have sufficient access to capital over the next twelve months to continue normal operating activities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

F-16

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2017 and 2016. Fair values of the Company’s financial instruments were assumed to approximate carrying values because of the instruments’ short-term nature.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Cryptocurrency Holdings

At times, we may hold cryptocurrency-denominated assets such as Bitcoin or Ether and we include them in other current assets in our balance sheet. Cryptocurrency-denominated assets are recorded at the lower of cost or market based on an average unit cost. On an interim basis, we recognize decreases in the value of these assets caused by market declines. Subsequent increases in the value of these assets through market price recoveries during the same fiscal year are recognized in the later interim period, but may not exceed the total previously recognized decreases in value during the same year. Gains or losses resulting from changes in the value of our cryptocurrency assets are recorded in other income, net in our statement of operations.

We occasionally use our cryptocurrencies to purchase other cryptocurrencies. Gains and losses realized on these non-cash transactions are also recorded in other income, net in our statement of operations and are presented as an adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities in our statement of cash flows.

During the year ended December 31, 2017 the Company realized gains of $4,152 in the statement of operations. There were no recorded gains or losses on cryptocurrency holdings for the period from Inception to December 31, 2016. The following table presents the cryptocurrencies held by the Company as of December 31, 2017 and 2016. All amounts are in U.S. dollars at historical cost.

	December 31,
	2017	2016
Bitcoin Cash (BCH)	$36	$—
Bitcoin (BTC)	2,513	—
Ether (ETH)	25	—
	$2,574	$—

Internal Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud-based applications used to deliver our services. In accordance with ASC 350-40 Internal-Use Software, we capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. No costs have been capitalized to date.

Intangible Assets

The Company’s intangible assets are comprised of its trademark and web domain. These intangible assets were determined to be indefinite-lived and are reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined. As of December 31, 2017 and 2016, intangible assets were comprised of the following:

	December 31,
	2017	2016
Trademark	$14,484	$—
Website domain	3,025	—
	$17,509	$—

F-17

Equity Offering Costs

The Company accounts for offering costs in accordance with Accounting Standards Codification (“ASC”) No. 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs of $100,000 related to the Company’s planned Regulation A (Tier 2) offering in 2018 were capitalized as of December 31, 2017, and offering costs of $87,994 related to the Company’s Regulation Crowdfunding offering were charged to stockholders’ equity during the year ended December 31, 2017. No offering costs were capitalized as of December 31, 2016, and no offering costs were charged to stockholders’ equity during the period from Inception to December 31, 2016.

Stock-based Compensation

The Company accounts for stock options issued to employees under ASC No. 718, Share-Based Payment (“ASC 718”). Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of an equity instrument issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock and other variables, as appropriate, on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

To date, the Company has not issued any share-based payments to its employees or non-employees.

Revenue Recognition

The Company recognizes revenue from its premium-user subscription model and transaction fees when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Subscription fees are collected primarily from credit cards at the beginning of the subscription period. Subscription revenues are recognized ratably over the subscription period, ranging from one month to one year, net of estimated cancellations. Subscription revenues are not allocated to any free-trial periods the Company may offer. Amounts received from subscribers for which the performance obligations have not been fulfilled are recorded in deferred revenue.

Income Taxes

The Company is taxed as a corporation. Accordingly, the Company applies ASC No. 740, Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Income (Loss) per Common Share

The Company presents basic income (loss) per share (“EPS”) and diluted EPS on the face of the statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the year ended December 31, 2017 and the period from Inception to December 31, 2016, the Company had no dilutive securities outstanding.

F-18

Concentration of Credit Risk

The Company maintains its cash with a major financial institution, which it believes to be creditworthy, located in the United States of America. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, and has issued subsequent amendments to this guidance. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under US GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The guidance is effective for interim and annual periods beginning after December 15, 2017 for public business entities and December 31, 2018 for all other entities. The Company is currently evaluating the effect that the updated standard will have on its financial position and results of operations.

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date, including ASU 2014-09 above, that amend the original text of the ASC. The Company believes those updates issued-to-date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatened litigation against the Company or any of its officers.

NOTE 4 – STOCKHOLDERS’ EQUITY

Common Stock

The Company has authorized 12,000,000 shares of common stock with $0.0001 par value. The Company issued 9,000,000 shares of common stock to the founders for $900, subject to a restricted stock purchase agreement. One-quarter of the founders’ restricted shares vest one year after the commencement date stated in their agreements, and the remaining restricted shares vest monthly over the 48 months thereafter. As of December 31, 2017 and 2016, 2,671,875 and 0 shares, respectively, were vested. See Note 7 for certain forfeitures related to these restricted shares.

During the year ended December 31, 2017, the Company sold 995,641 shares of common stock through the Company’s Regulation Crowdfunding offering. The Company received gross proceeds of $1,069,485 for which there is a subscription receivable of $65,363 related to the sale of these shares. In connection with this offering, the Company incurred offering costs of $87,994, which reduced additional paid-in capital.

On December 1, 2017, the Company authorized 8,000,000 shares of non-voting common stock with $0.0001 par value. No shares of non-voting common stock have been issued to date.

Stock Incentive Plan

In 2016, the Company’s Board of Directors adopted the Gab AI Inc. 2016 Stock Option / Stock Issuance Plan (the “2016 Plan”). The 2016 Plan provides for the grant of equity awards to employees and consultants, including stock options, stock purchase rights, and restricted stock units. Up to 1,000,000 shares of the Company’s common stock may be issued pursuant to awards granted under the 2016 Plan. The 2016 Plan is administered by the Board of Directors and expires ten years after adoption, unless terminated earlier by the Board. To date, no options or shares have been issued under the 2016 Plan.

NOTE 5 – INCOME TAXES

On December 22, 2017, the Tax Cuts and Jobs Act ("Tax Act") was signed into law in the U.S. The Tax Act has resulted in significant changes to the U.S. corporate income tax system. These changes include a federal statutory rate reduction from 35% to 21%, the elimination or reduction of certain domestic deductions and credits, and limitations on the deductibility of interest expense and executive compensation. These changes are effective beginning in 2018.

F-19

We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring our U.S. deferred tax assets and liabilities, as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

The following table presents the current and deferred tax provision for federal and state income taxes for the year ended December 31, 2017 and the period from Inception to December 31, 2016:

	2017	2016
Current tax provision
Federal	$—	$—
State	1,479	1,554
	$1,479	$1,554

Deferred tax (benefit) provision
Federal	$(68,000)	$—
State	(12,000)	—
	(80,000)	—
Valuation allowance	80,000	—
Provision for income taxes	$1,479	$1,554

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the year ended December 31, 2017 and the period from Inception to December 31, 2016:

	2017	2016
Federal tax benefit/provision at statutory rate	34.0%	34.0%
Permanent differences:
State taxes, net of federal benefit	6.6%	6.6%
Non-deductible meals and entertainment	-0.1%	—%
Temporary differences:
Accounts payable and accrued liabilities	-0.1%	—%
Other	0.1%	-28.3%
Change in valuation allowance	-39.8%	—%
Total provision	0.7%	12.3%

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2017	2016
Current:
Other	$—	$—

Noncurrent:
Net operating loss carryforwards	80,000	—
Valuation allowance	(80,000)	—
Net deferred tax asset	$—	$—

F-20

Based on federal tax returns filed, or to be filed, through December 31, 2017, we had available approximately $200,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure. Net operating loss carryforwards start to expire 2036 or 20 years for federal income and state tax reporting purposes.

The Company is subject to tax in the US and files tax returns in the US federal jurisdiction and Pennsylvania state jurisdiction. The Company is subject to US federal, state, and local income tax examinations by tax authorities for all periods starting in 2016. The Company currently is not under examination by any authority.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the period from Inception to December 31, 2016, the Company’s CEO incurred $5,000 of expenses on behalf of the Company, which was repaid to the CEO by the Company during the year ended December 31, 2017.

NOTE 7 – SUBSEQUENT EVENTS

In June 2018, 281,250 shares of restricted common stock were forfeited and deemed repurchased by the Company based on the terms of certain restricted stock outlined in Note 4.

The Company has evaluated subsequent events that occurred after December 31, 2017 through June 21, 2018, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.

F-21

Part III

EXHIBITS

1.0	Posting Agreement with StartEngine Crowdfunding Inc. (1)

2.1	Amended and Restated Certificate of Incorporation (2)

2.2	Bylaws (3)

3.1	Form of Code for Smart Contract for GAB Tokens (4)

4.1	Form of Subscription Agreement (5)

6.1	StartEngine Secure Services Agreement (6)

6.2	Sibyl System Ltd Web Hosting Terms and Conditions (7)

6.3	StartEngine LEDGR Services Agreement (8)

8.1	Escrow Agreement (9)

11.1	Consent of dbbmckennon (10)

12.1	Opinion of Alliance Legal Partners, Inc. (11)

13.1	Test the Waters materials (12)

Notes:

(1)	Filed herewith.
(2)	Filed as an exhibit to the GAB AI Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10797) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1709244/000114420418048832/tv502451_ex2-1.htm
(3)	Filed as an exhibit to the GAB AI Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10797) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1709244/000114420418004542/tv484000_ex2-2.htm
(4)	Filed as an exhibit to the GAB AI Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10797) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1709244/000114420418048832/tv502451_ex3-1.htm
(5)	Filed herewith.
(6)	Filed herewith.
(7)	Filed herewith.
(8)	Filed as an exhibit to the GAB AI Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10797) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1709244/000114420418048832/tv502451_ex6-3.htm
(9)	Filed herewith.
(10)	Filed herewith.
(11)	Filed as an exhibit to the GAB AI Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10797) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1709244/000114420418048832/tv502451_ex12-1.htm

(12)	Filed herewith, and filed as an exhibit to the GAB AI Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10797) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1709244/000114420418048832/tv502451_ex13-1.htm.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scranton, State of Pennsylvania, on December 19, 2018.

GAB AI INC.

By	/s/ Andrew Torba

	Title:	Chief Executive Officer/Principal Executive Officer

/s/ Andrew Torba
Andrew Torba, Chief Financial Officer
(Principal Financial Officer, Principal Accounting Officer)

/s/ Andrew Torba
Andrew Torba, Director

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